Exhibit 5.1

February 27, 2024

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Ladies and Gentlemen:

I am the General Counsel of Everbridge, Inc., a Delaware corporation (the “Company”), and am providing this opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 147,490 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, issuable pursuant to the Company’s First Amendment to the Everbridge, Inc. 2022 Inducement Plan (the “Plan”).

In connection with this opinion, I have examined and relied upon the Registration Statement and the related prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plan and the originals or copies certified to my satisfaction of such other records, documents, certificates, memoranda and other instruments as I deem necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies thereof.

My opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Noah F. Webster

Noah F. Webster

Chief Legal Officer